EXHIBIT 10.1

[FORM OF]
AVALONBAY COMMUNITIES, INC.
2008 PERFORMANCE PLAN

DEFERRED STOCK AWARD AGREEMENT

2008 PERFORMANCE PLAN DEFERRED STOCK AWARD AGREEMENT made as of the date set forth on Schedule A hereto between AvalonBay Communities, Inc., a Maryland corporation (the “Company”), and the party listed on Schedule A (the “Grantee”).

RECITALS

A.            The Grantee is an officer of the Company.

B.            The Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) approved this and other 2008 Performance Plan (“2008 PP”) awards pursuant to the Amended and Restated 1994 Stock Incentive Plan (as further amended, restated or supplemented from time to time, the “1994 Plan”), to provide selected officers of the Company or its Affiliates, including the Grantee, in connection with their employment or other service relationship, with the incentive compensation described in this Award Agreement (this “Agreement”), and thereby provide additional incentive for them to promote the progress and success of the business of the Company and its Affiliates.  2008 PP awards were approved by the Committee pursuant to authority delegated to it by the Board, including authority to grant Deferred Stock Awards under the 1994 Plan and were further ratified and approved by a majority of the independent directors of the Board who qualify for service on the Committee.  This Agreement evidences one award (this “Award”) in a series of substantially identical 2008 PP awards and is subject to the terms and conditions set forth herein and in the 1994 Plan.

C.            The Grantee was selected to receive an award, effective as of the grant date specified in Schedule A hereto, of the participation percentage in the Total Performance Pool (as defined herein) set forth in Schedule A attached hereto and of the Award Deferred Shares set forth in Schedule A attached hereto all subject to the terms and conditions, vesting and forfeiture provisions of this Agreement.

NOW, THEREFORE, the Company and the Grantee agree as follows:

1.             Purpose and Administration.

(a)           The purpose of the 2008 PP is:

(i)            to measure, during a three year period (or such lesser period as provided in this Agreement), for each share of Common Stock outstanding during such period, but only for so long as outstanding, the total return to the holder of such share from stock price appreciation plus cumulative dividends (uncompounded) (the sum of the total return on all shares so measured, the “Actual Return”), and

(ii)           to measure, with respect to the same shares outstanding during such period, but only for so long as outstanding, the total return that would have been earned had the rate of return been thirty-two percent (32%) (adjusted in the event the measurement period for a share is less than three years) (the sum of the total return on all shares so measured, the “Hypothetical Absolute Return”), and

(iii)          to measure, with respect to the same shares outstanding during such period, but only for so long as outstanding, the total return that would have been earned had the rate of return been equal to the return of the NAREIT Apartment Index (stock price appreciation plus cumulative dividends (uncompounded)) (the sum of the total return on all shares so measured, the “Hypothetical Relative Return”), and

(iv)          to award to each participant in the 2008 PP shares of Common Stock (unrestricted shares and or restricted shares, as provided in this Agreement) having a value equal to such participant’s Participation Percentage multiplied by the lesser of (A) $60,000,000 or (B) ten percent (10%) multiplied by the simple average of (i) the difference between the Actual Return less the Hypothetical Absolute Return and (ii) the difference between the Actual Return less the Hypothetical Relative Return, provided that the participant shall not earn any portion of this Award unless the Actual Return exceeds both the Hypothetical Absolute Return and the Hypothetical Relative Return.

In performing all of these measurements, the 2008 PP provides for some simplifying assumptions and adjustments, particularly with respect to shares issued or redeemed during the measurement period, but it is not expected that any of such assumptions or adjustments will change the intent or the result of the 2008 PP meaningfully.  The Committee may authorize modifications to the calculations provided in this Agreement to the extent that the Committee believes that such modifications are necessary or desirable to better fulfill the purpose of the 2008 PP as described in this Section 1(a).  The Committee retains full authority to approve the final calculation of the Actual Return, the Hypothetical Absolute Return and the Hypothetical Relative Return, after giving effect to any modifications to the calculations provided herein that are approved by the Committee, and the decision of the Committee is final and binding on all participants.

(b)           This Award and all other 2008 PP awards shall be administered by the Committee, which in the administration of 2008 PP awards in general and this Award in particular shall have all the powers and authority it has in the administration of the 1994 Plan as set forth in the 1994 Plan; provided that all powers of the Committee hereunder can be exercised by the full Board if the Board so elects.  The Committee, in its sole and absolute discretion, may make at any time any provision for lapse of forfeiture restrictions and/or accelerated vesting under this Agreement of some or all of the Grantee’s unvested Award Deferred Shares or Award Restricted Shares that have not previously been forfeited.

2.             Definitions.  Capitalized terms used herein without definitions shall have the meanings given to those terms in the 1994 Plan. In addition, as used herein:

“Absolute Baseline” means, as of the Valuation Date, an amount representing (without double-counting) the sum of:

(A)          the Baseline Value multiplied by:

(i)    the difference between:

(x) the Initial Shares and

(y) all Buyback Shares repurchased, redeemed or forfeited between the Effective Date and the Valuation Date,

and then multiplied by:

(ii)   the sum of one hundred percent (100%) plus the Target Absolute Return Percentage; plus

(B)           with respect to each Additional Share issued after the Effective Date, the product of:

(i)    the Additional Share Baseline Value of such Additional Share, multiplied by:

(ii)   the sum of:

(x)    one hundred percent (100%) plus

(y)   the product of the Target Absolute Return Percentage multiplied by a fraction the numerator of which is the number of days from the issuance of such Additional Share to and including the Valuation Date and the denominator of which is the number of days from but excluding June 1, 2008 to and including the Valuation Date; plus

(C)           with respect to each Buyback Share repurchased, redeemed or forfeited after the Effective Date, the product of:

(i)    the Baseline Value multiplied by

(ii)   the sum of:

(x)    one hundred percent (100%) plus

(y)   the product of the Target Absolute Return Percentage multiplied by a fraction the numerator of which is the number of days from the Effective Date to and including the date such Buyback Share was repurchased, redeemed or forfeited and the denominator of which is the number of days from but excluding June 1, 2008 to and including the Valuation Date;

provided that if the Valuation Date occurs prior to May 31, 2011 as a result of a Change of Control, then for purposes of this definition in connection with the calculation of the Absolute Performance Pool as of the Valuation Date, then the Target Absolute Return Percentage to be used in such calculation shall be reduced to thirty-two percent (32%) multiplied by the CoC Fraction.  If the Company consummates an individual issuance involving 10,000 or more Additional Shares and/or an individual repurchase, redemption or forfeiture involving 10,000 or more Buyback Shares during any calendar quarter, the Company will track the precise issuance date and value of each such individual Additional Share and/or repurchase, redemption or forfeiture date and value of each such individual Buyback Share.  If the Company consummates one or more issuances each involving less than 10,000 Additional Shares and/or repurchases, redemptions or forfeitures each involving less that 10,000 Buyback Shares during any calendar quarter, it would be impractical to track the precise issuance date and value of each such Additional Share and/or repurchase, redemption or forfeiture date and value of each such Buyback Share, and in such event (A) the Company will consider all such issuances and/or repurchases, redemptions or forfeitures (on a net basis if both issuances and repurchases, redemptions or forfeitures occur in the same quarter) to have taken place on the last day of the quarter during which such transaction or transactions occurred and (B) the Additional Share Baseline Value (if the netting of all such transactions results in a net issuance of Additional Shares) or the Buyback Value (if the netting of all such transactions results in a net repurchase, redemption or forfeiture of Buyback Shares) of the shares of Common Stock involved shall be calculated using the weighted average price at which such shares were issued and/or repurchased, redeemed or forfeited.

“Absolute Performance Pool” means, as of the Valuation Date, a dollar amount calculated as follows (or, if the resulting amount is a negative number, zero): (A) subtract the Absolute Baseline from the Total Return, in each case as of the Valuation Date, and (B) multiply the resulting amount by ten percent (10%).

“Additional Share Baseline Value” means, with respect to each Additional Share, the gross proceeds received by the Company upon the issuance of such Additional Share, which amount shall be deemed to equal, as applicable:

(A)          if such Additional Share is issued for cash in a public offering or private placement, the gross price to the public or to the purchaser(s);

(B)           if such Additional Share is issued in exchange for assets or securities of another Person or upon the acquisition of another Person, the cash value imputed to such Additional Share for purposes of such transaction by the parties thereto, as determined by the Committee, or, if no such value was imputed, the Common Stock Price as of the date of issuance of such Additional Share;

(C)           if such Additional Share is issued upon conversion or exchange of equity or debt securities of the Company or any other Subsidiary, which securities were not previously counted as either Initial Shares or Additional Shares, the conversion or exchange price in effect as of the date of conversion or exchange pursuant to the terms of the security being exchanged or converted;

(D)          if such Additional Share is issued in connection with a Full Value Plan Award granted after the Effective Date to employees, non-employee directors, consultants, advisors or other persons or entities as incentive or other compensation for services provided or to be provided to the Company or any of its Affiliates, the Fair Market Value of the Common Stock underlying such Full Value Plan Award as of the grant date of the award; and

(E)           if the Additional Share is issued in lieu of cash dividends in a transaction where the shareholder made an election between receipt of cash dividends or Common Stock in lieu thereof, the value of the dividends that would otherwise have been paid.

“Additional Shares” means (without double-counting), as of a particular date of determination, the sum of:

(A)          shares of Common Stock issued after the Effective Date and on or before such date of determination in a capital raising transaction, in exchange for assets or securities, upon the acquisition of another entity, upon conversion or exchange of equity or debt securities of the Company, which securities were not previously counted as either Initial Shares or Additional Shares, or through the reinvestment of dividends; plus

(B)           the REIT Shares Amount for all Units not held by the Company (assuming that such Units were converted, exercised, exchanged or redeemed for shares of Common Stock as of such date of determination at the applicable conversion, exercise, exchange or redemption rate (or rate deemed applicable by the Committee if there is no such stated rate) pursuant to the applicable instrument governing such Units as of such date), issued after the Effective Date and on or before such date of determination in a capital raising transaction, in exchange for assets or securities, or upon the acquisition of another entity; plus

(C)           shares of Common Stock underlying Full Value Plan Awards granted after the Effective Date and on or before such date of determination to employees, non-employee directors, consultants, advisors or other persons or entities as incentive or other compensation for services provided or to be provided to the Company or any of its Affiliates.

For the avoidance of doubt, the definition of “Additional Shares” shall exclude (i) shares of Common Stock issued after the Effective Date upon exercise of stock options granted to employees, non-employee directors, consultants, advisors or other persons or entities as incentive or other compensation for services provided or to be provided to the Company or any of its Affiliates, whether such stock options are outstanding on the Effective Date or are awarded thereafter and (ii) all Initial Shares.

“Affiliate” means, with respect to the Company, any company or other trade or business that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any Subsidiary.

“Award Deferred Shares” has the meaning set forth in Section 3 hereof.

“Award Restricted Shares” has the meaning set forth in Section 3 hereof.

“Award Securities” means, collectively, Award Deferred Shares, Award Restricted Shares and Award Settlement Shares.

“Award Settlement Shares” has the meaning set forth in Section 3 hereof.

“Baseline Value” means the average of the Fair Market Value of one share of Common Stock over the twenty (20) consecutive trading days immediately preceding the Effective Date.

“Buyback Shares” means (without double-counting), as of a particular date of determination, (A) shares of Common Stock repurchased or redeemed for cash by the Company after the Effective Date and on or before such date of determination in a stock buyback or other similar transaction; (B) the REIT Shares Amount for all Units not held by the Company (assuming that such Units were converted, exercised, exchanged or redeemed for shares of Common Stock as of such date of determination at the applicable conversion, exercise, exchange or redemption rate (or rate deemed applicable by the Committee if there is no such stated rate) pursuant to the applicable instrument governing such Units as of such date) repurchased or redeemed for cash by the Company after the Effective Date and on or before such date of determination; and (C) shares of Common Stock underlying previously granted Full Value Plan Awards to employees, non-employee directors, consultants, advisors or other persons or entities as incentive or other compensation for services provided or to be provided to the Company or any of its Affiliates to the extent they are forfeited for failure to become vested or are repurchased for cash (including in respect of tax withholding) by the Company after the Effective Date and on or before such date of determination, if such shares were included in either Initial Shares or Additional Shares.

“Buyback Value” the cash amount paid to repurchase or redeem a Buyback Share, or in the case of a Buyback Share forfeited without any expenditure of cash by the Company, the Fair Market Value of a share of Common Stock on the date of forfeiture.

“Cause” has the meaning set forth in the 1994 Plan.

                “Change of Control” means the occurrence of one of the following events:

(A)          Any Person (other than the Company, any corporation, partnership, trust or other entity controlled by the Company, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its Subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such Person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities having the right to vote generally in an election of the Company’s Board (“Voting Securities”), other than as a result of (i) an acquisition of securities directly from the

Company or any Subsidiary or (ii) an acquisition by any corporation pursuant to a reorganization, consolidation or merger if, following such reorganization, consolidation or merger the conditions described in clauses (i), (ii) and (iii) of subparagraph (C) below are satisfied; or

(B)           Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided, however, that any individual becoming a director of the Company subsequent to the date hereof (excluding, for this purpose, (i) any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, and (ii) any individual whose initial assumption of office is in connection with a reorganization, merger or consolidation, involving an unrelated entity), whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the persons then comprising Incumbent Directors shall for purposes of this Agreement be considered an Incumbent Director; or

(C)           Consummation of a reorganization, merger or consolidation of the Company, unless, following such reorganization, merger or consolidation, (i) more than 50% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Voting Securities immediately prior to such reorganization, merger or consolidation, (ii) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company, a Subsidiary or the corporation resulting from such reorganization, merger or consolidation or any subsidiary thereof, and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 30% or more of the outstanding Voting Securities), beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation;

(D)          Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; or

(E)           The sale, lease, exchange or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale, lease, exchange or other disposition (i) more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the outstanding Voting Securities immediately prior to such sale, lease, exchange or other disposition, (ii) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or a Subsidiary or such corporation or a subsidiary thereof and any Person beneficially owning, immediately prior to such sale, lease, exchange or other disposition, directly or indirectly, 30% or more of the outstanding Voting Securities), beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale, lease, exchange or other disposition of assets of the Company.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred for purposes of this Agreement solely as the result of any acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate voting power represented by the Voting Securities beneficially owned by any Person to 30% or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any Person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Stock or other voting Securities (other than pursuant to a stock split; stock dividend, or similar transaction), then a “Change of Control” shall be deemed to have occurred for purposes of this Agreement.

 “CoC Fraction” means the number of calendar days that have elapsed since the Effective Date to and including the date as of which a Change of Control is consummated (or with respect to a Transactional Change of Control, the date of the Public Announcement of such Transactional Change of Control), divided by 1,095.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Company’s common stock, par value $0.01 per share.

“Common Stock Price” means, as of a particular date, the average of the Fair Market Value of one share of Common Stock over the twenty (20) consecutive trading days immediately preceding such date; provided, however, that if such date is the date of the Public Announcement of a Transactional Change of Control, the Common Stock Price as of such date shall be equal to the fair market value, as determined by the Committee, of the total consideration payable in the transaction that ultimately results in the Transactional Change of Control for one share of Common Stock, or if such transaction is an asset disposition the fair market value of a share of Common Stock after giving affect to receipt of the total consideration payable for the asset so disposed of, in each case as determined by the Committee.

 “Continuous Service” means the continuous service to the Company or any Subsidiary or Affiliate, without interruption or termination, in any capacity as an employee, or, with the written consent of the Committee, as a non-employee director or consultant.  Continuous Service shall not be considered interrupted in the case of: (A) any approved leave of absence; (B) transfers among the Company and any Subsidiary or Affiliate, or any successor, in any capacity as an employee, or with the written consent of the Committee, as a non-employee director or consultant; or (C) any change in status as long as the individual remains in the service of the Company and any Subsidiary or Affiliate in any capacity as an employee or (with the written consent of the Committee so long as Continuous Service is not uninterrupted) as a non-employee director or consultant.  An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.  Subject to the preceding sentence, whether a termination of Continuous Service shall have occurred for purposes of this Agreement shall be determined by the Committee, which determination shall be final, binding and conclusive.

“Deferred Stock Award” has the meaning set forth in the 1994 Plan.

“Disability” has the meaning set forth in the 1994 Plan.

“Effective Date” means the close of business on June 1, 2008.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any given date, the fair market value of a security determined by the Committee using any reasonable method and in good faith (such determination will be made in a manner that satisfies Section 409A of the Code); provided that with respect to a share of Common Stock “Fair Market Value” means the value of such share determined as follows: (A) if on the determination date the Common Stock is listed on the New York Stock Exchange, The NASDAQ Stock Market, Inc. or another national securities exchange or is publicly traded on an established securities market, the Fair Market Value of a share of Common Stock shall be the last reported sale price at which Common Stock is traded on such exchange or in such market (if there is more than one such exchange or market, the Committee shall determine the appropriate exchange or market) on the determination date (or if there is no such reported price, the Fair Market Value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on such trading day) or, if no sale of Common Stock is reported for such trading day, on the next preceding day on which any sale shall have been reported; or (B) if the Common Stock is not listed on such an exchange, quoted on such system or traded on such a market, Fair Market Value of a share of Common Stock shall be the value determined by the Committee in good faith in a manner consistent with Code Section 409A.

“Family Member” means the Grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Grantee’s household (other than a tenant of the Grantee), a trust in which these persons (or the Grantee) own more than 50 percent of the beneficial interest, and a partnership or limited liability company in which these persons (or the Grantee) own more than 50 percent of the voting interests.

“Full Value Plan Awards” means any deferred stock award, restricted stock award, unrestricted stock award and performance share award granted under the 1994 Plan, but excluding all Award Securities issued as part of 2008 PP awards.

 “Index Return Percentage” means, for any period, the total percentage return for the NAREIT Apartment Index from the start of such period to the end of such period (assuming the cumulation of dividends paid and not the reinvestment of dividends), as approved by the Committee in its reasonable discretion for purposes of calculating the Relative Baseline.

“Initial Shares” means a number of shares of Common Stock equal to the sum of: (A) the number of shares of Common Stock outstanding as of the Effective Date (including all shares underlying Full Value Plan Awards granted prior to the Effective Date, regardless of whether they were vested or unvested as of the Effective Date), plus (B) the number of shares of Common Stock representing the REIT Shares Amount for all of the Units (other than those held by the Company) outstanding as of the Effective Date, assuming that all such Units were exchanged, converted or redeemed for shares of Common Stock as of such date.  For the avoidance of doubt, Initial Shares exclude all shares of Common Stock issuable upon exercise of currently outstanding stock options.

“Maximum Total Performance Pool Amount” means $60,000,000.

“NAREIT Apartment Index” means the FTSE NAREIT Apartment REIT Index as published from time to time (or a successor index including a comparable universe of publicly traded U.S. apartment real estate investment trusts), provided that if (A) the NAREIT Apartment Index ceases to exist or be published prior to the Valuation Date and the Committee determines that there is no successor to such index or (B) the Committee reasonably determines that the NAREIT Apartment Index is no longer suitable for the purposes of this Agreement, then the Committee in its good faith reasonable discretion shall select for subsequent periods, or if the Committee in its reasonable good faith discretion so determines, for any portion of or the entire period from the Effective Date to the Valuation Date, a substitute comparable index for purposes of calculating the Relative Baseline.

“Partial Service Factor” means a factor carried out to the sixth decimal to be used in calculating the Phantom Stock Unit Equivalent pursuant to Section 4 hereof in the event of a Qualified Termination of the Grantee after June 1, 2010(1) but prior to the Valuation Date, determined by dividing the number of calendar days that have elapsed since the Effective Date to and including the date of the Grantee’s Qualified Termination by 1,095; provided, however, if, after the date of such Qualified Termination and before May 31, 2011, a Change of Control occurs, then there shall be subtracted from the foregoing denominator (1,095) a number of days equal to the days that would elapse between the date as of which the Change of Control is consummated (or, with respect to a Transactional Change of Control, the date of the Public Announcement of the Transactional Change of Control) and May 31, 2011.

“Participation Percentage” means the Grantee’s “Maximum Performance Reward” as set forth on Schedule A hereto expressed as a percentage of the Maximum Total Performance Pool Amount.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, other entity or “group” (as defined in the Exchange Act).

“Phantom Stock Unit Equivalent” has the meaning set forth in Section 3(c) hereof.

“Public Announcement” means, with respect to a Transactional Change of Control, the earliest press release, filing with the SEC or other publicly available or widely disseminated communication issued by the Company or another Person who is a party to such transaction which discloses the consideration payable in and other material terms of the transaction that ultimately results in the Transactional Change of Control; provided, however, that if such consideration is subsequently increased or decreased, then the term “Public Announcement” shall be deemed to refer to the most recent such press release, filing or communication disclosing a change in consideration whereby the final consideration and material terms of the transaction that ultimately results in the Transactional Change of Control are announced.  For the avoidance of doubt, the foregoing definition is intended to provide the Committee in the application of the proviso clause in the definition of “Common Stock Price” with the information required to determine the fair market value of the consideration payable in the transaction that ultimately results in the Transactional Change of Control as of the earliest time when such information is publicly disseminated, particularly if the transaction consists of an unsolicited tender offer or a contested business combination where the terms of the transaction change over time.

“Qualified Termination” has the meaning set forth in Section 4(b) hereof.

“REIT Shares Amount” means the per Unit number of shares of Common Stock into which a Unit is convertible, for which a Unit is exchangeable for or in consideration of which a Unit is redeemable pursuant to the applicable instrument governing such Unit.

“Relative Baseline” means, as of the Valuation Date, an amount representing (without double-counting) the sum of:

(A)          the Baseline Value multiplied by:

(i)    the difference between:

(x)    the Initial Shares and

 (1)          June 1, 2009 in the case of award agreements for Messrs. Blair, Naughton, Sargeant or Horey.

(y)   all Buyback Shares repurchased, redeemed or forfeited between the Effective Date and the Valuation Date,

and then multiplied by:

(ii)   the sum of one hundred percent (100%) plus the Index Return Percentage for the period beginning on the Effective Date and ending on the Valuation Date; plus

(B)           with respect to each Additional Share issued after the Effective Date, the product of:

(i)    the Additional Share Baseline Value of such Additional Share, multiplied by

(ii)   the sum of one hundred percent (100%) plus the Index Return Percentage for the period beginning on the date of issuance of such Additional Share and ending on the Valuation Date; plus

(C)           with respect to each Buyback Share repurchased, redeemed or forfeited after the Effective Date, the product of:

(i)    the Baseline Value multiplied by

(ii)   the sum of one hundred percent (100%) plus the Index Return Percentage for the period beginning on the Effective Date and ending on the date such Buyback Share was repurchased, redeemed or forfeited.

If the Company consummates an individual issuance involving 10,000 or more Additional Shares and/or an individual repurchase, redemption or forfeiture involving 10,000 or more Buyback Shares during any calendar quarter, the Company will track the precise issuance date and value of each such individual Additional Share and/or repurchase, redemption or forfeiture date and value of each such individual Buyback Share.  If the Company consummates one or more issuances each involving less than 10,000 Additional Shares and/or repurchases, redemptions or forfeitures each involving less that 10,000 Buyback Shares during any calendar quarter, it would be impractical to track the precise issuance date and value of each such Additional Share and/or repurchase, redemption or forfeiture date and value of each such Buyback Share, and in such event (A) the Company will consider all such issuances and/or repurchases, redemptions or forfeitures (on a net basis if both issuances and repurchases, redemptions or forfeitures occur in the same quarter) to have taken place on the last day of the quarter during which such transaction or transactions occurred and (B) the Additional Share Baseline Value (if the netting of all such transactions results in a net issuance of Additional Shares) or the Buyback Value (if the netting of all such transactions results in a net repurchase, redemption or forfeiture of Buyback Shares) of the shares of Common Stock involved shall be calculated using the weighted average price at which such shares were issued and/or repurchased, redeemed or forfeited.

“Relative Performance Pool” means, as of the Valuation Date, a dollar amount calculated as follows (or, if the resulting amount is a negative number, zero): (A) subtract the Relative Baseline from the Total Return, in each case as of the Valuation Date, and (B) multiply the resulting amount by ten percent (10%).

“Retirement” has the meaning set forth in the 1994 Plan.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” has the meaning set forth in the 1994 Plan.

“Target Absolute Return Percentage” means thirty-two percent (32%), except as otherwise defined for purposes of the definition of Absolute Baseline in certain circumstances, as described in the proviso clause of such definition.

“Total Performance Pool” means, as of the Valuation Date, a dollar amount calculated as follows: (A) add the Absolute Performance Pool and the Relative Performance Pool, and (B) divide the resulting sum by two (2); provided that in no event shall the Total Performance Pool exceed the Maximum Total Performance Pool Amount.

“Total Return” means (without double-counting), as of the Valuation Date, a dollar amount equal to the sum of:

(A)          the Total Shares as of the Valuation Date multiplied by the Common Stock Price as of the Valuation Date, plus

(B)           the Buyback Value for all Buyback Shares, plus

(C)           an amount equal to the sum of the total dividends and other distributions actually declared between the Effective Date and the Valuation Date so long as the “ex-dividend” date with respect thereto falls prior to the Valuation Date (excluding dividends and distributions paid in the form of additional shares of Common Stock, unless the shareholder made an election to receive shares of Common Stock in lieu of cash dividends), in respect of shares of Common Stock (it being understood, for the avoidance of doubt, that such total dividends and distributions shall be calculated by multiplying the amount of each per share dividend or distribution declared by the actual number of shares outstanding as of each record date, whether such shares were Initial Shares, Additional Shares or Buyback Shares, with respect to each applicable dividend or distribution payment date, and not by multiplying the aggregate amount of dividends or distributions declared per share of Common Stock that was outstanding as of the Effective Date between the Effective Date and such date of determination by the number of Total Shares as of the date of determination).

“Total Shares” means (without double-counting), as of the Valuation Date, the algebraic sum of: (A) the Initial Shares, plus (B) all Additional Shares issued between the Effective Date and the Valuation Date, minus (C) all Buyback Shares repurchased, redeemed or forfeited between the Effective Date and the Valuation Date.

“Transactional Change of Control” means (i) a Change of Control described in clause (A) of the definition thereof, (ii) a Change of Control described in clause (C) of the definition thereof, or (iii) a Change of Control described in clause (E) of the definition thereof.

 “Units” means interests in limited partnerships, limited liability companies or other similar entities which are convertible into, exchangeable for or redeemable in consideration of shares of Common Stock or the value thereof in cash pursuant to the applicable instrument governing such interests.

“Valuation Date” means the earliest of: (A) May 31, 2011; or (B) in the event of a Change of Control that is not a Transactional Change of Control, the date on which such Change of Control shall occur; or (C) in the event of a Transactional Change of Control, and subject to the consummation of such Transactional Change of Control, the date of the Public Announcement of such Transactional Change of Control.

3.             2008 PP Award; Vesting; Change of Control.

(a)           The Grantee is hereby granted this Award, consisting of a Deferred Stock Award under the 1994 Plan of the number of phantom stock units set forth on Schedule A hereto (the “Award Deferred Shares”), which (i) will be subject to forfeiture to the extent provided in this Section 3 and (ii) will be subject to vesting as provided in Section 3(d) and Section 4 hereof.  At any time prior to the Valuation Date, the Committee may grant additional 2008 PP awards to the extent that the sum of all the 2008 PP grantees’ Participation Percentages is less than one hundred percent (100%) as a result of either reservation of a portion of the full 2008 PP Participation Percentage for future awards or forfeiture of granted 2008 PP awards.

(b)           The Award Deferred Shares shall be eligible for performance-based vesting over the three-year period beginning on the Effective Date, except as otherwise provided in Section 4 hereof, based on the Company’s performance over such three-year period (or a shorter period in certain circumstances as provided herein), as indicated by the calculations required to establish the Absolute Performance Pool and the Relative Performance Pool.  Award Deferred Shares that become vested based on performance on the Valuation Date shall be settled as follows: (i) fifty percent (50%) through the issuance of shares of Common Stock under the 1994 Plan that will not be subject to further vesting or risk of forfeiture after the Valuation Date (the “Award Settlement Shares”) and (ii) fifty percent (50%) through the issuance of shares of restricted stock (as defined in the 1994 Plan) under the 1994 Plan (the “Award Restricted Shares”) that will be subject to time-based vesting as provided in Section 3(e).  Vesting of Award Securities will occur at the times, in the amounts and upon the conditions set forth in this Section 3 and in Section 4, provided that, except as otherwise expressly set forth in this Agreement, the Continuous Service of the Grantee continues through and on each applicable performance-based or time-based vesting date.

(c)           Except as otherwise provided for in Section 3(i) hereof, as soon as practicable following the Valuation Date, but as of the Valuation Date, the Committee will:

(i)            determine the Absolute Performance Pool; if the Absolute Performance Pool is not a positive number, no further calculations will be made pursuant to this Section 3(c) and the Phantom Stock Unit Equivalent (as defined below) shall be zero (0);

(ii)           determine the Relative Performance Pool; if the Relative Performance Pool is not a positive number, no further calculations will be made pursuant to this Section 3(c) and the Phantom Stock Unit Equivalent (as defined below) shall be zero (0);

(iii)          if both the Absolute Performance Pool and the Relative Performance Pool are positive numbers, determine the Total Performance Pool;

(iv)          multiply the Total Performance Pool by the Grantee’s Participation Percentage; and

(v)           divide the resulting dollar amount by the Fair Market Value of a share of Common Stock on the Valuation Date; the resulting number is hereafter referred to as the “Phantom Stock Unit Equivalent.”

If the Phantom Stock Unit Equivalent is smaller than the number of Award Deferred Shares previously issued to the Grantee, then the Grantee, as of the Valuation Date, shall forfeit a number of Award Deferred Shares equal to the difference without payment of any consideration by the Company; thereafter the term Award Deferred Shares will refer only to the Award Deferred Shares that were not so forfeited (which may be zero) and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in the Award Deferred Shares that were so forfeited.  If the Phantom Stock Unit Equivalent is greater than the number of Award Deferred Shares previously issued to the Grantee or if the Phantom

Stock Unit Equivalent is the same as the number of Award Deferred Shares previously issued to the Grantee, then there will be no change to the number of Award Deferred Shares under this Award pursuant to this Section 3.

(d)           If any of the Award Deferred Shares have been earned based on performance as provided in Section 3(c), the Company shall settle such Award Deferred Shares as of the Valuation Date by issuing Award Settlement Shares and Award Restricted Shares as provided in Section 3(b) hereof.  The Grantee shall automatically become subject to the terms of a restricted stock award agreement under the 1994 Plan covering the Award Restricted Shares (in customary form as of the date of this Agreement but with one year vesting on all shares covered thereby without the need for execution of such agreement by the Company or the Grantee), and such agreement shall govern that portion of the Award Securities, it being understood that no further performance-based vesting shall apply to Award Restricted Shares.

(e)           Award Restricted Shares issued pursuant to Section 3(d) hereof shall become vested on June 1, 2012, except as otherwise provided in Section 3(i) and Section 4 hereof subject to earlier forfeiture or vesting as provided in the restricted stock award agreement with respect thereto.

(f)            Any Award Restricted Shares that do not become vested pursuant to Section 3(e) or Section 4 hereof shall, without payment of any consideration by the Company automatically and without notice be forfeited and be and become null and void, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Award Restricted Shares.

(g)           If the calculations provided in Section 3(c) hereof are triggered by a Change of Control, then as of the Valuation Date one hundred percent (100%) of the Grantee’s Phantom Stock Unit Equivalent shall be settled for Award Settlement Shares that are immediately and automatically vested.

(h)           In the event of a Change of Control, the Committee will make any determinations and certifications required by this Agreement and any provisions necessary with respect to the lapse of forfeiture restrictions and/or acceleration of vesting of this Award within a period of time that enables the Company to settle the Award Deferred Shares for Award Settlement Shares not later than the date of consummation of the Change of Control.  For avoidance of doubt, in the event of a Change of Control, the performance of all calculations and actions pursuant to Section 3(c) hereof and the settlement of Award Deferred Shares through the issuance of Award Settlement Shares shall be conditioned upon the final consummation of such Change of Control.

(i)            In the event of a Transactional Change of Control, if May 31, 2011 falls between the date of the Public Announcement thereof and the projected date of consummation of such Transactional Change of Control, then:

(i)            if the calculations set forth in Section 3(c) hereof, if done as of May 31, 2011 without giving effect to the Transactional Change of Control, would cause the Total Performance Pool to equal the Maximum Total Performance Pool Amount, then the Valuation Date shall be May 31, 2011 regardless of clauses (B) and (C) of the definition of Valuation Date, or

(ii)           otherwise:

(x)                                   the calculations set forth in Section 3(c) hereof shall be done a first time as of May 31, 2011 without giving effect to the Transactional

Change of Control, and the Phantom Stock Unit Equivalent so calculated shall be settled as provided in Section 3(d) hereof;

(y)                                 if the Transactional Change of Control is consummated on or before September 30, 2011, then the calculation set forth in Section 3(c) hereof shall be done a second time as of the date of the Public Announcement of such Transactional Change of Control after giving effect thereto and disregarding the calculations done pursuant to clause (x) above and any dividends paid after May 31, 2011.  If the Phantom Stock Unit Equivalent calculated pursuant to this clause (y) is greater than the Phantom Stock Unit Equivalent calculated pursuant to clause (x) above, then a number of Award Settlement Shares equal to the difference shall be issued to the Grantee as of the date of consummation of the Transactional Change of Control, and all Award Restricted Shares previously issued pursuant to Section 3(d) hereof shall immediately and automatically vest; and

(z)                                   if the Transactional Change of Control is not consummated on or before September 30, 2011, then no further calculations in addition those done pursuant to clause (x) above shall be performed.

4.             Termination of Grantee’s Continuous Service; Death and Disability.

(a)           Except as otherwise provided in Section 8(o) hereof, if the Grantee’s Continuous Service terminates, the provisions of this Section 4 shall govern the treatment of the Grantee’s Award Securities exclusively, regardless of the provision of any employment or other agreement to which the Grantee is a party or any termination or severance policies of the Company then in effect, which shall be superseded by this Agreement such that, by way of illustration, any provisions thereof with respect to accelerated vesting or payout or the lapse of forfeiture restrictions relating to the Grantee’s incentive or other compensation awards in the event of certain types of termination of the Grantee’s Continuous Service with the Company (such as, for example, termination at the end of the term, termination without Cause by the employer) shall not be interpreted as requiring that any calculations set forth in Section 3 hereof be performed or vesting occur with respect to this Award other than as specifically provided in this Section 4.

(b)           In the event of termination of the Grantee’s Continuous Service by (A) the Company without Cause, (B) the Grantee upon Retirement or (C) by reason of the Grantee’s death or Disability (each a “Qualified Termination”) after June 1, 2010(2), but prior to the Valuation Date, then the Grantee will not forfeit the Award Deferred Shares upon such termination, but the following provisions of this Section 4(b) shall modify the calculations required to determine the Phantom Stock Unit Equivalent and/or the vesting of Award Restricted Shares, as applicable, with respect to the Grantee only:

(i)            the calculations provided in Section 3(c) hereof shall be performed as of the Valuation Date as if the Qualified Termination had not occurred;

(ii)           the Phantom Stock Unit Equivalent calculated pursuant to Section 3(c) shall be multiplied by the Partial Service Factor (with the resulting number being rounded to the nearest whole Award Deferred Share or, in the case of 0.5 of a share, up to the

(2)           June 1, 2009 in the case of award agreements for Messrs. Blair, Naughton, Sargeant or Horey.

next whole share), and such adjusted number of Award Deferred Shares shall be deemed the Grantee’s Phantom Stock Unit Equivalent for all purposes under this Agreement; and

(iii)          the Grantee’s Phantom Stock Unit Equivalent as adjusted pursuant to Section 4(c)(ii) above shall be settled 100% for Award Settlement Shares that shall be automatically and immediately vested as of the Valuation Date.

(c)           In the event of Qualified Termination after the Valuation Date, all unvested Award Restricted Shares issued in settlement of Award Deferred Shares not previously forfeited pursuant to the calculations set forth in Section 3(c) hereof shall vest or be forfeited as provided in the restricted stock award agreement contemplated pursuant to Section 3(d) hereof.

(d)           In the event of a termination of the Grantee’s Continuous Service (A) for any reason prior to June 1, 2010(3), or (B) after June 1, 2010(4) other than a Qualified Termination, all Award Securities that are not fully vested based on both performance and the passage of time shall, without payment of any consideration by the Company, automatically and without notice terminate, be forfeited and be and become null and void, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such Award Securities.

5.             Acceptance by Award Recipients.  The Grantee shall have no rights with respect to this Agreement (and the Award evidenced hereby) unless he or she shall have accepted this Agreement.  Award Deferred Shares constitute and shall be treated for all purposes as awards under the 1994 Plan, subject to the terms of this Agreement.  In the event of the forfeiture of the Grantee’s Award Deferred Shares of Award Restricted Shares pursuant to this Agreement, the Company will not be obligated to make any payment to the Grantee.

6.             Distributions.

(a)           The holder of the Award Deferred Shares shall be not entitled to receive dividends or other distributions from the Company until the Award Deferred Shares are settled for Award Restricted Shares or Award Settlement Shares pursuant to this Agreement.

(b)           All dividends or other distributions paid with respect to Award Restricted Shares shall be fully vested and non-forfeitable when paid, whether or not they have become vested based on the passage of time as provided in Section 3 or Section 4 hereof.

7.             Changes in Capital Structure.  If (i) the Company shall at any time prior to the Valuation Date be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or stock of the Company or other transaction similar thereto, (ii) any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, significant repurchases of stock, or other similar change in the capital stock of the Company or any other event that constitutes a change in stock under the terms of the 1994 Plan shall occur, (iii) any cash dividend or other distribution to holders of share of Common Stock shall be declared and paid other than in the ordinary course, or (iv) any other extraordinary corporate event shall occur that in each case in the good faith judgment of the Committee necessitates action by way of equitable or proportionate adjustment in the terms of this Agreement or the Award Deferred Shares to avoid distortion in the value of this Award, then the Committee shall make

(3)           June 1, 2009 in the case of award agreements Messrs. Blair, Naughton, Sargeant or Horey.

(4)           June 1, 2009 in the case of award agreements Messrs. Blair, Naughton, Sargeant or Horey.

equitable or proportionate adjustment and take such other action as it deems necessary to maintain the Grantee’s rights hereunder so that they are substantially proportionate to the rights existing under this Award and the terms of the Award Deferred Shares prior to such event, including, without limitation: (A) interpretations of or modifications to any defined term in this Agreement; (B) adjustments in any calculations provided for in this Agreement, and (C) grant of additional Award Deferred Shares under the 1994 Plan or otherwise.

8.             Miscellaneous.

(a)           Amendments.  This Agreement may be amended or modified only with the consent of the Company acting through the Committee; provided that any such amendment or modification materially and adversely affecting the rights of the Grantee hereunder must be consented to by the Grantee to be effective as against the Grantee.  Notwithstanding the foregoing, this Agreement may be amended in writing signed only by the Company to correct any errors or ambiguities in this Agreement and/or to make such changes that do not materially adversely affect the Grantee’s rights hereunder.  This grant shall in no way affect the Grantee’s participation or benefits under any other plan or benefit program maintained or provided by the Company.

(b)           Incorporation of 1994 Plan; Committee Determinations.  The provisions of the 1994 Plan are hereby incorporated by reference as if set forth herein.  In the event of a conflict between this Agreement and the 1994 Plan, the 1994 Plan shall govern.  The Committee will make the determinations and certifications required by this Award as promptly as reasonably practicable following the occurrence of the event or events necessitating such determinations or certifications.

(c)           Status of Award Deferred Shares and Award Restricted Shares; 1994 Plan Matters.  This Award and the other 2008 PP awards constitute incentive compensation awards by the Company under the 1994 Plan.  The number of shares of Common Stock reserved for issuance under the 1994 Plan underlying outstanding 2008 PP awards will be determined by the Committee in light of all applicable circumstances, including calculations made or to be made under Section 3 hereof and vesting.

(d)           Legend.  Award Restricted Shares shall bear an appropriate legend, as determined by the Company in its sole discretion, to the effect that they are subject to restrictions as set forth herein and in the 1994 Plan.

(e)           Grantee Representations; Registration.

(i)            The Grantee hereby represents and warrants that (A) he or she understands that he or she is responsible for consulting his or her own tax advisor with respect to the application of the U.S. federal income tax laws, and the tax laws of any state, local or other taxing jurisdiction to which the Grantee is or by reason of this Award may become subject, to his or her particular situation; (B) the Grantee has not received or relied upon business or tax advice from the Company or any of their respective employees, agents, consultants or advisors, in their capacity as such.

(ii)           The Grantee hereby acknowledges that: (A) Award Deferred Shares and Award Restricted Shares are subject to restrictions on transfer or assignment set forth in this Agreement; (B) Award Restricted Shares issued under the 1994 Plan in settlement of Award Deferred Shares, if any, are expected to be covered by a Registration Statement on Form S-8 (or a successor form under applicable rules and regulations of the SEC) under the Securities Act, to the extent that the Grantee is eligible to receive such shares under the 1994 Plan at the time of such issuance and such registration Statement is then effective under the Securities Act and resales of such Award Restricted Shares shall only be made in compliance with all applicable restrictions (including in certain cases “blackout periods” forbidding sales of Company securities) set forth in the Company’s Code of Conduct or insider trading policy and in compliance with the registration requirements of the Securities Act or pursuant to an applicable exemption therefrom.

(f)            Severability.  If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not so held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect.  If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

(g)           FAS 123R.  The 2008 PP was designed so as to permit estimation of the value of awards as of the grant date thereof in accordance with the Statement of Financial Accounting Standards No. 123 (revised 2004) (“FAS 123R”) so that the related fixed amount of compensation expense could be amortized over the applicable vesting period.  This Agreement shall be construed, administered and interpreted in accordance with such intent such that, should subsequent events or changes in the application or interpretation of FAS 123R cause the accounting treatment to be different (for example so called “variable” accounting treatment based on a fluctuating value of the 2008 PP awards), any provision of this Agreement that is inconsistent with such intent shall be amended subject to the consents required in Section 8(a) hereof, with the reasonable cooperation of the Grantee and the Company, to the extent necessary to avoid a change in accounting treatment.

(h)           Governing Law.  This Agreement is made under, and will be construed in accordance with, the laws of State of Maryland, without giving effect to the principles of conflict of laws of such state.

(i)            No Obligation to Continue Position as an Employee, Consultant or Advisor.  Neither the Company nor any Affiliate is obligated by or as a result of this Agreement to continue to have the Grantee as an employee, consultant or advisor and this Agreement shall not interfere in any way with the right of the Company or any Affiliate to terminate the Grantee’s Continuous Service at any time.

(j)            Notices.  Any notice to be given to the Company shall be addressed to the Secretary of the Company at 2900 Eisenhower Avenue, Suite 300, Alexandria, Virginia 22314, Attention: Edward M. Schulman, and any notice to be given the Grantee shall be addressed to the Grantee at the Grantee’s address as it appears on the employment records of the Company, or at such other address as the Company or the Grantee may hereafter designate in writing to the other.

(k)           Withholding and Taxes.  The Company’s obligation to issue or deliver to the Grantee any certificate or certificates for Award Settlement Shares is expressly conditioned on the Company’s satisfaction of its obligation, if any, to withhold taxes.  The Company may, if the Grantee so elects in writing, withhold from any Award Settlement Shares to be issued to the Grantee under this Agreement shares of Common Stock valued at Fair Market Value on the date of such withholding to cover any applicable required minimum withholding and employment taxes.  In lieu of withholding shares of Common Stock, the Grantee may elect to pay to the Company any amounts required to be withheld in cash.

(l)            Headings.  The headings of paragraphs hereof are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

(m)          Counterparts.  This Agreement may be executed in multiple counterparts with the same effect as if each of the signing parties had signed the same document.  All counterparts shall be construed together and constitute the same instrument.

(n)           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and any successors to the Company, on the one hand, and any successors to the Grantee, on the other hand, by will or the laws of descent and distribution, but this Agreement shall not otherwise be assignable or otherwise subject to hypothecation by the Grantee.

(o)           Employment Agreement.  [Omitted](5)

(p)           Section 409A.

(i)            Anything in this Agreement to the contrary notwithstanding, if at the time of the Grantee’s separation from service within the meaning of Section 409A of the Code the Company determines that the Grantee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Grantee becomes entitled to under this Agreement would be considered deferred compensation subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the later of (A) six months and one day after the Grantee’s separation from service, or (B) the settlement dates provided in Section 4 hereof.  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(ii)           The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.  This Agreement shall be construed, administered and interpreted in accordance with a good faith interpretation of Section 409A of the Code.  Any provision of this Agreement that is inconsistent with Section 409A of the Code, or that may result in penalties under Section 409A of the Code, shall be amended, with the reasonable cooperation of the Grantee and the Company, to the extent necessary to exempt it from, or bring it into compliance with, Section 409A of the Code.

(q)           Section 280G.  In the event the Award granted hereunder is earned as a result of a Change in Control, the following provision shall apply.  The purpose of this provision is to ensure that the Grantee would have the benefit of the more advantageous tax treatment.  This Section 8(q) will only apply if the Grantee is not a party to another agreement that provides for of a so-called “gross up” of the Grantee’s Change of Control Payments (as defined below) to compensate for the application of Section 280G of the Code. Anything in this Agreement to the contrary notwithstanding, in the event that any compensation, payment or distribution by the Company to or for the benefit of the Grantee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or

(5)                                  Reference is made to the employment agreement of Grantee dated                       , and specifically to the second amendment thereto dated                          (the “Second Amendment”).  Section 3 of the Second Amendment is incorporated into this Agreement by reference.

otherwise (the “Change in Control Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

(i)            If the Change in Control Payments, reduced by the sum of (A) the Excise Tax (as defined below) and (B) the total of the federal, state, and local income and employment taxes payable by the Grantee on the amount of the Change in Control Payments which are in excess of the Threshold Amount (as defined below), are greater than or equal to the Threshold Amount, the Grantee shall be entitled to the full benefits payable under this Agreement.

(ii)           If the Threshold Amount is less than (A) the Change in Control Payments, but greater than (B) the Change in Control Payments reduced by the sum of (1) the Excise Tax and (2) the total of the federal, state, and local income and employment taxes on the amount of the Change in Control Payments which are in excess of the Threshold Amount, then the benefits payable under this Agreement shall be reduced (but not below zero) to the extent necessary so that the sum of all Change in Control Payments shall not exceed the Threshold Amount.

(iii)          For the purposes of this Section 8(q), “Threshold Amount” shall mean three times the Grantee’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Grantee with respect to such excise tax.

(iv)          The determination as to which of the alternative provisions of this Section 8(q) shall apply to the Grantee shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Grantee within 15 business days of the effective date of termination or at such earlier time as is reasonably requested by the Company or the Grantee.  For purposes of determining which of the alternative provisions of this Section 8(q) shall apply, the Grantee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Grantee’s residence on the effective date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.  Any determination by the Accounting Firm shall be binding upon the Company and the Grantee.

IN WITNESS WHEREOF, the undersigned have caused this Award Agreement to be executed as of the      day of                     , 2008.

AVALONBAY COMMUNITIES, INC.

By:
Name:
Title:

GRANTEE

Name: